Exhibit 1.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY “UNATION, INC.” IS DULY INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE AND IS IN GOOD STANDING AND HAS A LEGAL CORPORATE EXISTENCE SO FAR AS THE RECORDS OF THIS OFFICE SHOW, AS OF THE TWENTY-FIFTH DAY OF JANUARY, A.D. 2018.

4834845 8300	Authentication: 202038506
SR# 20180501762	Date: 01-25-18

You may verify this certificate online at corp.delaware.gov/authver.shtml